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Exhibit 10 - Change in Control Agreement

                              AMENDED AND RESTATED
                           CHANGE IN CONTROL AGREEMENT


         THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT (the "Agreement"), is made this 30th day of April, 2003, between FIRST WASHINGTON FINANCIAL CORP. ("FWFC"), a corporation organized under the laws of the State of New Jersey, with its principal office at U.S. Route 130 & Main Street, Windsor, New Jersey 08561 and C. HERBERT SCHNEIDER (the "Executive").

                                   BACKGROUND

         WHEREAS, the Executive is employed by FWFC as its President and Chief Executive Officer;

         WHEREAS, the Executive has worked diligently in his position in the business of FWFC;

         WHEREAS, the Board of Directors of FWFC believes that the future services of the Executive are of great value to FWFC and that it is important for the growth and development of FWFC that the Executive continue in his position;

         WHEREAS, if FWFC receives any proposal from a third person concerning a possible business combination involving FWFC, or the acquisition of voting securities of FWFC, the Board of Directors of FWFC (the "Board") believes it is imperative that FWFC and the Board be able to rely upon the Executive to continue in his position, and that they be able to receive and rely upon his advice, if they request it, as to the best interests of FWFC and its shareholders, without concern that the Executive might be distracted by the personal uncertainties and risks created by such a proposal;

         WHEREAS, to achieve that goal, and to retain the Executive's services prior to any such activity, the Board and the Executive have agreed to enter into this Agreement to govern the Executive's status in the event of a Change in Control, as hereinafter defined.

         NOW, THEREFORE, to assure FWFC that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat or occurrence of a bid to take over control of FWFC, and to induce the Executive to remain in the employ of FWFC, and for other good and valuable consideration, FWFC and the Executive, each intending to be legally bound hereby agree as follows:

         1.       Definitions.

                  A. Cause. For purposes of this Agreement "Cause" with respect to the termination by Company (as defined below) of Executive's employment shall mean (i) willful and continued failure by the Executive to perform his duties for Company under this Agreement after at least one warning in writing from the Company's Board of Directors identifying specifically any such failure, (ii) the willful engaging by the Executive in misconduct which causes material injury to Company as specified in written notice to the Executive from the Company's Board of Directors; or (iii) conviction of a crime (other than a traffic violation) which is either a felony or an indictable offense or in the reasonable opinion of the Board of Directors is of such a nature that it should be cause for termination, habitual drunkenness, drug abuse, or excessive absenteeism other than for illness, after a warning (with respect to drunkenness or absenteeism only) in writing from the Company's Board of Directors to refrain from such behavior. No act or failure to act on the part of the Executive shall be considered willful unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the action or omission was in the best interest of Company. Notwithstanding the foregoing, "Cause" shall not be deemed to exist unless and until the Board of Directors of the Company, at a duly convened meeting of such Board of Directors held on reasonable notice to Executive and at which Executive and his counsel are afforded the opportunity to appear and address such Board of Directors, adopts a resolution by the affirmative vote of at least two-thirds of the members of such Board of Directors finding that Cause exists and specifying the reasons for the finding of Cause.

                  B. Company. "Company" shall mean FWFC and any successor in interest to FWFC, whether by means of merger, consolidation or the continuation of all or substantially all of the business of FWFC.


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                  C. Change in Control. "Change in Control" shall mean the
occurrence of any of the following events:

                           (1) The acquisition of beneficial ownership of at
least 25% of FWFC's voting securities or all or substantially all of the assets of FWFC by a single person or entity, or a group of affiliated persons or entities acting in concert. The determination of whether a group of persons or entities is "affiliated" or is "acting in concert" shall be made by the Board of FWFC in its good faith discretion.

                           (2) The merger, consolidation or combination of FWFC
with an unaffiliated entity in which either (i) the directors of FWFC immediately prior to such merger, consolidation or combination constitute less than a majority of the Board of Directors of the surviving, new, combined or resulting entity or (ii) the shareholders of FWFC prior to such transaction fail to hold a majority of the voting interests of the surviving, new, combined or resulting entity in the transaction.

                           (3) The transfer of all or substantially all of
FWFC's assets.

                           (4) Individuals who constitute the Incumbent Board
(as defined below) of FWFC cease for any reason to constitute a majority of the Board.

                  D. Time of Change in Control. For purposes of this Agreement, a Change in Control shall be deemed to occur on the earlier of:

                           (1) The first date of which a single person or
entity, or a group of affiliated persons or entities acting in concert, acquire the beneficial ownership of 25% or more of Company's voting securities; or

                           (2) The date on which the members of the Incumbent
Board fail to represent a majority of the Board; or

                           (3) The business day prior to effective date of any
merger, consolidation, combination or sale of assets as defined in paragraph 1C above.

                  E. Incumbent Board. "Incumbent Board" means the Board of Directors of FWFC on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three quarters of the directors comprising the Incumbent Board, or whose nomination for election by stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board.

                  F. Contract Period. "Contract Period" shall mean the period commencing the day immediately preceding a Change in Control and ending on the earlier of (i) the third anniversary of the Change in Control, or (ii) the date the Executive retires from service with the Company or (iii) the death of the Executive.

                  G. Good Reason. When used with reference to a voluntary termination by Executive of his employment with Company, "Good Reason" shall mean any of the following actions, if taken without Executive's express written consent:

                           (1) The assignment to Executive of any duties
inconsistent with, or the reduction of powers or functions associated with, Executive's position, title, duties, responsibilities and status with FWFC immediately prior to a Change in Control or any removal of Executive from, or any failure to re-elect Executive to, any position(s) or office(s) Executive held with FWFC and/or its subsidiaries immediately prior to such Change in Control. A change in position, title, duties, responsibilities and status or position(s) or office(s) resulting merely from a merger of FWFC into or with another bank or company shall not meet the requirements of this paragraph if, and only if, the Executive's new title and responsibilities are accepted in writing by the Executive, in the sole discretion of the Executive.

                           (2) A reduction by Company in Executive's annual base
compensation as in effect immediately prior to a Change in Control or the failure to award Executive annual increases in accordance herewith;

                           (3) a failure by Company to continue any bonus plan
in which Executive participated immediately prior to the Change in Control or failure by Company to continue Executive as a participant in such plan on at least the same basis as Executive participated in such plan prior to the Change in Control;

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                           (4) The Company's transfer of Executive to another
geographic location outside of New Jersey or within New Jersey but more than 25 miles from his present office location, except for required travel on Company's business to an extent substantially consistent with Executive's business travel obligations immediately prior to such Change in Control;

                           (5) The failure by Company to continue in effect any
employee benefit plan, program or arrangement (including, without limitation the Company's 401(k) plan, the Company's Employee Stock Ownership Plan, life insurance plan, health and accident plan, disability plan, any other insurance policies or plans covering Executive or Executive's family members or stock option plan) in which Executive is participating on the same terms and conditions (including, but not limited to, Executive's contribution and co-payment requirements) as such plan, program or arrangement was in effect for Executive immediately prior to a Change in Control (except that Company may institute, continue or provide plans, programs or arrangements providing Executive with substantially similar benefits on the same terms and conditions as they were provided to Executive prior to the Change in Control and not have such substitution qualify as "Good Reason"); the taking of any action by Company which would adversely affect Executive's participation in or materially reduce Executive's benefits under, any of such plans, programs or arrangements; the failure to continue, or the taking of any action which would deprive Executive, of any material fringe benefit enjoyed by Executive immediately prior to such Change in Control; or the failure by Company to provide Executive with the number of paid vacation days to which Executive was entitled immediately prior to such Change in Control;

                           (6) The failure of FWFC to obtain an assumption in
writing of the obligations of Company to perform this Agreement by an successor to FWFC and to provide such assumption to the Executive prior to any Change in Control; or

                           (7) Any purported termination of Executive's
employment by Company during the term of this Agreement which is not effected pursuant to all of the requirements of this Agreement; and, of purposes of this Agreement, no such purported termination shall be effective.

         2. Employment. Company hereby agrees to employ the Executive, and the Executive hereby accepts employment, during the Contract Period upon the terms and conditions set forth herein.

         3. Position. During the Contract Period, the Executive shall be employed as a senior executive officer of Company and as the senior executive officer of the subsidiary, division or profit center of the Company which is the principal successor to the business, assets and properties of FWFC. The Executive shall devote his full time and attention to the business of Company, and shall not during the Contract Period be engaged in any other business activity. This paragraph shall not be construed as preventing the Executive from managing any investments of his which do not require any service on his part in the operation of such investments.

         4. Cash Compensation. Company shall pay to the Executive compensation for his services during the Contract Period as follows:

                  A. Base Compensation. The base compensation shall be equal to the annual compensation, including both salary and bonus, as were paid to or accrued for the Executive by FWFC, its subsidiaries and affiliates in the 12 months immediately prior to the Change in Control. The annual salary portion of base compensation shall be payable in installments in accordance with Company's usual payroll method. The bonus shall be payable at the time and in the manner which the Company paid such bonuses prior to the Change in Control. Any increase in the Executive's annual compensation pursuant to paragraph 4B below, or otherwise, shall automatically and permanently increase the base compensation.

                  B. Annual Increase. The Board of Directors of Company during the Contract Period shall review annually, or at more frequent intervals which the Board determines is appropriate, the Executive's compensation and shall award him additional compensation to reflect the impact of inflation, the Executive's performance, the performance of the Company and competitive compensation levels, all as determined in the discretion of the Board of Directors. Additional compensation may take any form including but not limited to increases in the annual salary, incentive bonuses and/or bonuses not geared to performance. However, in no event shall the percentage increase in compensation be less than the annual percentage increase in the Consumer Price Index for Urban Wage Earners and Clerical Workers (New York and Northern New Jersey-ALL Items) during the preceding twelve months.


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         5. Expenses and Fringe Benefits. During the Contract Period, the
Executive shall be entitled to reimbursement for all business expenses incurred by him with respect to the business of Company in the same manner and to the same extent as such expenses were previously reimbursed to him immediately prior to the Change in Control. If prior to the Change in Control, the Executive was entitled to the use of an automobile, he shall be entitled to the same use of an automobile at lease comparable to the automobile provided to him prior to the Change in Control, and shall be entitled to vacations and sick days, in accordance with the practices and procedures of Company, as such existed during Executive's employment with FWFC immediately prior to the Change in Control. During the Contract Period, the Executive also shall be entitled to hospital, health, medical and life insurance, and any other benefit enjoyed, from time to time, by other executive officers of Company, all upon terms as favorable as those enjoyed by Executive prior to the Change in Control. Notwithstanding anything in this section to the contrary, if Company adopts any change in the expenses allowed to, or fringe benefits provided for, executive officers of Company, and such policy is uniformly applied to all Executive officers of Company, including the Chief Executive Officer of such Company, then no such change shall be deemed to be contrary to this section.

         6. Termination for Cause. Company shall have the right to terminate the Executive for Cause, upon written notice to him of the termination which notice shall specify the reasons for the termination. In the event of Termination for Cause the Executive shall not be entitled to any further benefits under this Agreement.

         7. Disability. During the Contract Period, if the Executive becomes permanently disabled, or is unable to perform his duties hereunder for 6 consecutive months in any 18-month period, Company may terminate the employment of the Executive. In such event, the Executive shall not be entitled to any further benefits under this Agreement other than payments under the disability policy which Company may obtain for the benefit of senior officers generally.

         8. Death Benefits. Upon the Executive's death during the Contract Period, the Executive shall be entitled to the benefits of any life insurance policy paid for by Company and naming the Estate of the Executive as the beneficiary or having allowed the Executive to name the beneficiary, but his Estate shall not be entitled to any further benefits under this Agreement.

         9. Termination Without Cause of Resignation for Good Reason. Company may terminate the Executive without Cause during the Contract Period by 20 business days prior written notice to the Executive, and Executive may resign for Good Reason during the Contract Period upon four weeks' prior written notice to Company specifying the Good Reason. If Company terminates the Executive's employment during the Contract Period without Cause or if the Executive Resigns for Good Reason, Company shall within 20 business days of the termination of employment pay the Executive a lump sum equal to 2.99 times the highest annual compensation, including only salary and cash bonus, paid the Executive by FWFC, its subsidiaries and affiliates during any of the three calendar years immediately prior to the Change in Control (the "Lump Sun Payment"). During the remainder of the Contract Period Company also shall continue to provide the Executive with and pay for medial and hospital insurance, disability insurance and life insurance, as were provided and paid for at the time of the termination of his employment with Company. Company shall also sell to the Executive for a purchase price of $1.00 the automobile, if any, used by the Executive while employed by Company.

         The Executive shall not have a duty to mitigate the damages suffered by him in connection with the termination by Company of his employment without Cause or a resignation for Good Reason during the Contract Period.

         10. Resignation Without Good Reason. The Executive shall be entitled to resign from the employment of Company at any time during the Contract Period without Good Reason, but upon such resignation the Executive shall not be entitled to any additional compensation for the time after which he ceases to be employed by Company, and shall not be entitled to any of the other benefits provided hereunder. No such resignation shall be effective unless in writing with four weeks' notice thereof.

         11.      Non-Disclosure of Confidential Information.

                  A. Non-Disclosure of Confidential Information. Except in the course of his employment with Company and in the pursuit of the business of Company or any of its subsidiaries or affiliates, the Executive shall not, at any time during or following the Contract Period, disclose or use, any confidential information or proprietary data of Company or any of its subsidiaries or affiliates.


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                  B. Specific Performance. Executive agrees that Company does not have an adequate remedy at law for the breach of this section and agrees that he shall be subject to injunctive relief and equitable remedies as a result of the breach of this section. The invalidity or unenforceability of any provisions of this Agreement shall not effect the force and effect of the remaining valid portions.

                  C. Survival. This section shall survive the termination of the Executive's employment hereunder and the expiration of this Agreement.

         12.      Term and Effect Prior to Change in Control.

                  A. Term. Except as otherwise provided for hereunder, this Agreement shall commence on the date hereof and shall remain in effect for a period of 3 years from the date hereof (the "Initial Term") or until the end of the Contract Period, whichever is later. The Initial Term shall be automatically extended for an additional one-year period on the anniversary date hereof (so that the Initial Term is always 3 years) unless the Board of Directors of FWFC, by a majority vote of the Directors then in office votes not to extend the Initial Term. The Executive shall be promptly notified of the passage of such resolution.

         B. No Effect Prior to Change in Control. This Agreement shall not affect any rights of FWFC or the Executive prior to a Change in Control or any rights of the Executive granted in any other agreement, plan or arrangements. The rights, duties and benefits provided hereunder shall only become effective upon a Change in Control. If the employment of the Executive by FWFC is terminated for any reason prior to a Change in Control, this Agreement shall thereafter be of no further force and effect.

         13. Waiver of Rights Under Existing Change in Control Agreement. Executive and First Washington State Bank (the "Bank") have been parties to that certain Change in Control Agreement dated as of December 6, 1995 (the "C-IN-C Agreement"). Pursuant to this Agreement, the C-IN-C Agreement is terminated. Under the terms of the C-IN-C Agreement, the Company's acquisition of the Bank constituted a "change in control" of the Bank. Executive and FWFC acknowledge that such was not an intended consequence of the FWFC's acquisition of the Bank, and, in connection with the execution of this Agreement and termination of the C-IN-C Agreement, Executive hereby agrees to waive any and all rights he may have under the C-IN-C Agreement due to the occurrence of the change in control under the C-IN-C Agreement.

         14. Certain Additional Tax Payments by Company. In the event payments made to Executive hereunder would constitute "excess parachute payments" under
Section 280G of the Code and therefore be subject to the excise tax imposed pursuant to Section 4999 of the Code, the amount payable to Executive hereunder shall be increased to account for the application of such excise tax (the "Additional Tax Payments"), as well as for the impact of the imposition of such excise tax on the Additional Tax Payment. The purpose of this provision is to hold Executive harmless from the effect of the excise tax imposed under Section 4999 of the Code, and to ensure Executive will receive, as a net payment, the amount Executive was entitled to under Section 9 hereof, excluding the effect of ordinary income tax, FICA, Medicaid and other standard payroll taxes and deductions.


         15. Severance Compensation and Benefits Not in Derogation of Other Benefits. Anything to the contrary herein contained notwithstanding, the payment or obligation to pay any monies, or granting of any benefits, rights or privileges to Executive as provided in this Agreement shall not be in lieu or derogation of the rights and privileges that the Executive now has or will have under any plans or programs of Company, except that the Executive shall not be entitled to the benefits of any other plan or program of Company expressly providing for severance or termination pay if the Executive is terminated without Cause or resigns for Good reason after the Change in Control.


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         16. Miscellaneous. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of New Jersey and, to the extent applicable, federal law. This Agreement supersedes all prior agreements and understandings with respect to the matters covered hereby including the Agreement referred to in Paragraph 13 above. The amendment or termination of this Agreement may be made only in a writing executed by Company and the Executive, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing. This agreement shall be binding upon any successor (whether direct or indirect, by purchase, merge, consolidation, liquidation or otherwise) to all or substantially all of the assets of Company. This Agreement is personal to the Executive and the Executive may not assign any of his rights or duties hereunder but this Agreement shall be enforceable by the Executive's legal representatives, executors or administrators. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

              IN WITNESS WHEREOF, Company caused this Agreement to be signed by its duly authorized representatives pursuant to the authority of its Board of Directors, and the Executive has personally executed this Agreement, all as of the day and year first written above.


                         FIRST WASHINGTON FINANCIALCORP.




BY: Steven I. Pfeffer                      Abraham S. Opatut
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    STEVEN I. PFEFFER, SECRETARY           ABRAHAM S. OPATUT, CHAIRMAN




    Nora Rauscher                          C. Herbert Schneider
    ------------------------------         ------------------------------------
    NORA RAUSCHER                          C. HERBERT SCHNEIDER
    ASSISTANT CORP. SECRETARY              (EXECUTIVE)